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                                       FORM OF
                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION

                                          OF

                         CCC INFORMATION SERVICES GROUP INC.



                                      ARTICLE 1

                           The name of the Corporation is:

                         CCC INFORMATION SERVICES GROUP INC.

                                      ARTICLE 2

         The address of the Corporation's registered office in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent. The name of the Corporation's registered agent at that address is Prentice-Hall Corporation System, Inc.

                                      ARTICLE 3

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the "DELAWARE LAW").


                                      ARTICLE 4

         4.1 The total number of shares of stock which the Corporation shall have authority to issue is 30,000,000 shares of Common Stock, having a par value of $.10 per share (the "COMMON STOCK"), and 100,000 shares of Preferred Stock, having a par value of $1.00 per share (the "PREFERRED STOCK").

         4.2 Each holder of record of shares of the Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one (1) vote for each share held by him of record.

         4.3 Subject to all of the rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

         4.4 The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations,

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preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Delaware Law.

         4.5 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation.

                                      ARTICLE 5

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (b) The number of directors of the Corporation shall be not less than three (3) nor more than seven (7) and shall be fixed in accordance with the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

         (c) Subject to the rights, if any, of holders of any series of the Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

         (d) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit.

         (e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware Law, this Amended and Restated Certificate of


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    Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                                      ARTICLE 6

         The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually or reasonably incurred by such person in respect thereof; PROVIDED, HOWEVER, that the Corporation shall not be obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of the Corporation by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right of indemnification provided by law, agreement or otherwise.

                                      ARTICLE 7

         No amendment to or repeal of Articles 5(d) or 6 of this Amended and Restated Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Articles 5(d) or 6 for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

                                      ARTICLE 8

         Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

                                      ARTICLE 9

         No stockholder of the Corporation shall by reason of holding shares of any class of stock have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class of


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such stock, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time, may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of such stock, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class of such stock.

                                      ARTICLE 10

         The By-laws may be altered, amended or repealed or new By-laws may be adopted by the holders of at least 50% of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this Article 10 as one class, at any regular meeting of the stockholders, or at any special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new By-laws be contained in the notice of such special meeting.

                                      ARTICLE 11

         The Corporation is hereby exempt from the applicability and coverage of Section 203 of the Delaware Law.


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